Exhibit 1
ADB Systems International Ltd. 302 The East Mall, Suite 300 Toronto, ON M9B 6C7 Tel: 416 640-0400 / Fax: 416 640-0412 Website: www.adbsys.com (TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB MAKES CHANGES TO ITS BOARD OF DIRECTORS

Toronto, ON - September 26, 2005 - ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, announced today that Paul Godin has resigned from the Company’s board of directors effective September 23, 2005 for personal reasons. A co-founder of the company, Mr. Godin has served in a number of capacities, including CEO, chairman of the board, private investor, and most recently as an active board member.

“Paul has been an integral part of a unique and exciting business,” said Jeff Lymburner, CEO of ADB Systems. “We recently celebrated our 10th anniversary, and there’s little doubt that without Paul as a driving force, we would never have achieved such a technology industry milestone. His energy, experience, and input will be missed by us all.”

ADB also announced that Dave Gelineau has been appointed to replace Mr. Godin as board member, pending regulatory approval.

Mr. Gelineau is based in Ottawa, and has more than 25 years of sales and marketing experience in the information technology sector working closely with public sector organizations. Mr. Gelineau currently works as a senior sales executive with Donna Cona, Canada’s leading aboriginal information technology services and consulting organization. Previously, Mr. Gelineau worked with Accenture, IBM and Xwave, and was responsible for identifying, constructing and implementing partnership strategies with Oracle, Sybase, Cognos, Hewlett-Packard as well as several dominant telecommunications companies.

“Dave’s impressive array of government industry contacts and deep understanding of how organizations identify and select technology solutions will be important assets to ADB,” Mr. Lymburner said. “We look forward to his many contributions to our board.”

About ADB Systems International Ltd.
ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services. Current customers include BP, GE Commercial

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Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE. ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause ADB’s ("the Company") results to differ materially from expectations. These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

Contact:
At ADB Systems International Ltd.
Joe Racanelli, Chief Marketing Officer
Tel: (416) 640-0400 ext. 273
Fax: (416) 640-0412
E-mail: jracanelli@adbsys.com